ONCOCYTE CORPORATION

2018 Equity Incentive Plan

Restricted Stock Units Award Agreement

This Restricted Stock Units Award Agreement (the “Award Agreement”) memorializes the grant on ___________ (the “Grant Date”) by ONCOCYTE CORPORATION (the “Company”) to ____________ (“Participant”) of the number of Restricted Stock Units (the “Units”) indicated below under the Company’s 2018 Equity Incentive Plan (the “Plan”), including rights to Dividend Equivalents thereon. Each Unit granted hereunder represents a right to receive one common share, no par value, of the Company (“Common Stock”).

Number of Units Granted:
Initial Vesting Date:

1.	General. The Units are granted to the Participant under the Plan. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Award Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this Agreement and mandatory provisions of the Plan, the mandatory provisions of the Plan govern. By accepting the grant of the Units, the Participant agrees to be bound by all of the terms and provisions of the Plan, the rules and regulations under the Plan adopted from time to time, and the decisions and determinations of the Committee made from time to time.

2.	Account for Participant. The Company shall maintain a bookkeeping account for the Participant (the “Account”) reflecting the number of Units granted to the Participant as reflected in this Agreement, and any amounts credited to the Participant equivalent to dividends paid pursuant to Section 5 hereof (“Dividend Equivalents”).

3.	Nontransferability. The Participant may not transfer Units or any rights hereunder to any third party other than by will or the laws of descent and distribution.

4.	Vesting and Forfeiture. The Units shall vest as follows: ____________________ If the Participant has a termination of Continuous Service for any reason the Participant will immediately forfeit all unvested Units.

5.	Dividend Equivalents. If the Company declares and pays a cash dividend on Common Stock, an amount equal to the amount of dividends that would have been paid on the number of shares of Common Stock underlying the outstanding Units (“Dividend Equivalents”) shall be credited to the Participant’s Account and distributed to the Participant in cash or, at the discretion of the Board or Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents, when and if the Units to which such Dividend Equivalents relate vest under Section 4 of this Agreement and shares of Common Stock are issued, or cash is paid, in settlement of such vested Units pursuant to Section 7 of this Agreement. No interest shall accrue, be credited, or be paid on Dividend Equivalents credited to Participant.

6.	Adjustments. The number of Units credited to the Participant’s Account shall be appropriately adjusted, in order to prevent dilution or enlargement of Participant’s rights with respect to the Units credited to his Account to reflect any changes in the number of outstanding shares of Common Stock resulting from any event referred to in Section 11 of the Plan. Any such adjustment shall be made in accordance with Section 11 of the Plan.

7.	Settlement. Vested Units credited to the Participant’s Account shall be settled in shares of Common Stock that, subject to Section 8 of this Agreement, will be issued to the Participant (or the Participant’s Beneficiary if the Participant has died) promptly after the date such Units vest, along with a cash payment equal to the Dividend Equivalents, if any, that are attributable to such vested Units provided, however, that, the Company may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. The amount of cash, if any, paid in lieu of delivery of shares of Common Stock shall be determined in accordance with Section 7.2(e) of the Plan.

8.	Tax Withholding. Whenever a distribution of shares of Common Stock and Dividend Equivalents are made from a Participant’s Account, the Company or its agent shall notify the Participant of the related amount of tax that the Company must withhold under applicable tax laws (the “Taxes”). Before the Company issues any shares of Common Stock or pays any Divided Equivalents with respect to Units that vest in accordance with this Agreement, the Participant shall pay the Company an amount equal to the Taxes or make adequate arrangements to the Company’s satisfaction to enable to the Company to satisfy its tax withholding and payment obligations. The Company may refuse to deliver shares Common Stock or Dividend Equivalents if the Participant fails to comply with its obligations in connection with the tax as described in this section.

9.	Miscellaneous.

(a) Binding Agreement; Written Amendments. This Award Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Award Agreement constitutes the entire agreement between the parties with respect to the Units, and supersedes any prior agreements or documents with respect to the Units. No amendment or alteration of this Award Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Award Agreement which may materially impair the rights of the Participant with respect to the Units shall be valid unless expressed in a written instrument executed by the Participant.

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(b) No Promise of Service. The Units granted hereunder shall not constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue as an Employee, Consultant or Director of the Company for any period of time, or at any particular rate of compensation.

(c) Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of California, without giving effect to principles of conflicts of laws, and applicable federal law.

(d) Unfunded Obligations. The grant of the Units and any provision for distribution in settlement of the Participant’s Account hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in the Participant any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for the Participant. With respect to the Participant’s entitlement to any distribution hereunder, the Participant shall be a general creditor of the Company.

(e) Shareholder Rights. Neither the Participant nor any beneficiary of the Participant shall have any rights with respect to shares of Common Stock (including voting rights) covered by this Award Agreement prior to the distribution of shares of Common Stock in settlement of vested Units in the accordance with the terms of this Agreement.

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IN WITNESS WHEREOF, the Company and the Participant have entered into this Award Agreement.

ONCOCYTE CORPORATION

By:

Title:

PARTICIPANT:

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